United States
Securities And Exchange Commission
Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 19, 2005

Lincoln Bancorp
(Exact name of registrant as specified in its charter)

Indiana	000-25219	35-2055553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1121 East Main Street, Plainfield, Indiana		46168-0510
(Address of principal executive offices)		(Zip Code)

(317) 839-6539
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective as of July 19, 2005, Jerry R. Engle, President and Chief Executive Officer of Lincoln Bancorp and its wholly owned subsidiary, Lincoln Bank, entered into a new employment agreement with Lincoln Bank (the “Employment Agreement”). The Employment Agreement supersedes and replaces the agreement between Mr. Engle and Lincoln Bank, dated August 2, 2004, that was entered into following consummation on that date of Lincoln Bancorp’s acquisition of First Shares Bancorp, Inc. and First Bank. Prior to the acquisition, Mr. Engle served as President and Chief Executive Officer of First Shares Bancorp, Inc. and First Bank.

The Employment Agreement provides for an initial term of three years and extends annually for an additional one-year term to maintain the three-year term if the Board of Directors determines to so extend it, unless notice not to extend is properly given by either party.

The Employment Agreement provides for an annual base salary of $215,000 subject to increases approved by the Board of Directors. The Employment Agreement also provides that Mr. Engle shall participate in all employee benefit, retirement and compensation plans available to management employees of Lincoln Bank. During the term of the Employment Agreement, Lincoln Bank agrees to nominate Mr. Engle to successive terms as a member of its Board of Directors and to use its best efforts to elect and re-elect Mr. Engle as a member of such Board and to cause him to be nominated, elected and re-elected as a member of the Lincoln Bancorp Board of Directors.

Mr. Engle may terminate his employment upon 60 days’ written notice. He may also terminate his own employment for cause (as defined in the contract). Mr. Engle may be discharged for cause (as defined in the Employment Agreement) at any time or in certain specified events. If Lincoln Bank terminates Mr. Engle’s employment for other than cause or if Mr. Engle terminates his own employment for cause (as defined in the Employment Agreement), he will receive his base compensation under the contract for an additional three years if the termination follows a change of control in Lincoln Bancorp, and for the balance of the Employment Agreement, if the termination does not follow a change in control; provided that this payment period shall be not less than six months. In addition, during such period, Mr. Engle will continue to participate in the group insurance plans and retirement plans, or receive comparable benefits. Moreover, within a period of three months after such termination following a change of control, Mr. Engle will have the right to cause Lincoln Bank to purchase any stock options he holds for a price equal to the fair market value (as defined in the contract) of the shares subject to such options minus their option price. If the payments provided for in the contract, together with any other payments made to Mr. Engle, are deemed to be payments in violation of the “golden parachute” rules of the Internal Revenue Code, such payments will be reduced to the largest amount which would not cause Lincoln Bank to lose a tax deduction for such payments under those rules. As of the date hereof, the cash compensation which would be paid under the contract to Mr. Engle if the contract were terminated without cause after a change of control, or for cause by Mr. Engle, would be $645,000.

The Employment Agreement also protects confidential business information and protects Lincoln Bank from competition by Mr. Engle if he voluntarily terminates his employment without cause or is terminated for cause.

A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and incorporated herein by this reference.

Item 2.02 Results of Operations and Financial Condition.

On July 20, 2005, Lincoln Bancorp issued a press release reporting its results of operations and financial condition for the second fiscal quarter ended June 30, 2005.

A copy of the press release is attached as Exhibit 99.1 to this Current Report. The information disclosed under this Item 2.02, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1	Employment Agreement, dated July 19, 2005, between Lincoln Bank and Jerry R. Engle
99.1	Press Release, dated July 20, 2005

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: July 25, 2005	Lincoln Bancorp

	By:	/s/ John M. Baer
John M. Baer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Location

10.1	Employment Agreement, dated July 19, 2005, between Lincoln Bank and Jerry R. Engle	Attached
99.1	Press Release, dated July 20, 2005	Attached